UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

              ____________________________________________________

                                   FORM 8-K/A
                                 AMENDMENT NO. 1

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  March 4, 2005


                          CHARYS HOLDING COMPANY, INC.
             (Exact name of registrant as specified in its charter)



                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)


                 0-18292                         51-2152284
         (Commission File Number)     (IRS Employer Identification No.)

    1117 PERIMETER CENTER WEST, SUITE N415
               ATLANTA, GEORGIA                       30338
        (principal executive offices)               (Zip Code)


                                 (678) 443-2300
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

     This Current Report on Form 8-K/A is filed to report the financial information that was required to be presented as a result of the transactions contemplated by that certain Plan and Agreement of Triangular Merger between the Registrant, Charys Acquisition Company, a wholly-owned subsidiary of the Registrant (the "Subsidiary"), and CCI (the "Merger"), as reported by the Registrant in its Current Report on Form 8-K filed with the Commission on March 10, 2005.

ITEM  9.01.     FINANCIAL  STATEMENTS,  PRO  FORMA  FINANCIAL  INFORMATION  AND
                EXHIBITS.

     (a)  Financial Statements of Business Acquired.

          See Item 9.01(a) attached herewith.

     (b)  Pro forma financial information.

          See Item 9.01(b) attached herewith.

     (c)  Exhibits.

     The following exhibits are filed herewith:

EXHIBIT NO.    IDENTIFICATION OF EXHIBIT
-----------    -------------------------
23.1           Consent of Independent Accountants.
23.2           Consent of Independent Accountants.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 23, 2005.                CHARYS  HOLDING  COMPANY,  INC.


                                    By /s/ Billy  V.  Ray,  Jr.
                                      ------------------------------------------
                                      Billy V. Ray, Jr., Chief Executive Officer

                  Charys Holding Company, Inc. and Subsidiaries



The following pro forma financial information and financial statements are filed as part of the Form 8-K/A:

Unaudited Pro Forma Financial Information:

Basis of Pro Forma Presentation
Pro Forma Combined Condensed Balance Sheet as of January 31, 2005
Pro Forma Combined Condensed Statement of Operations for the Nine Months Ended January 31, 2005
Pro Forma Combined Condensed Statement of Operations for the Year Ended April 30, 2004
Notes to Pro Forma Combined Condensed Financial Statements

Audited Financial Statements of Business Acquired as of, and for the Years Ended, March 31, 2004 and 2003:

Independent Auditors' Report
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Changes in Stockholders' Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

Unaudited Interim Financial Information of Business Acquired for the Nine Months Ended December 31, 2004 and 2003:

Consolidated Condensed Statements of Operations
Consolidated Condensed Statements of Cash Flows
Notes to Consolidated Condensed Statements of Operations and Cash Flows

                  Charys Holding Company, Inc. and Subsidiaries
           Unaudited Pro Forma Combined Condensed Financial Statements


Basis  of  Presentation
-----------------------

On March 4, 2005, Charys Holding Company, Inc. ("Charys"or the "Company") acquired all assets and liabilities of CCI Telecom, Inc. ("CCI") through a triangular merger between Charys, Charys Acquisition Company (a wholly-owned subsidiary of Charys), and CCI, in exchange for 795,342 shares of Charys' common stock. The merger agreement also provided for certain future contingent payments, such as a make-whole payment and an earn-out payment to the former CCI shareholders. A more detailed description of the CCI acquisition may be found under Item 2 of the Current Report on Form 8-K filed by the Company on March 10, 2005. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or the financial position that would have occurred if the acquisition had been consummated as of the assumed dates, nor is it necessarily indicative of the future operating results or the financial position of the combined companies. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

The unaudited pro forma financial data have been prepared using the purchase method of accounting, whereby the total cost of the acquisition is allocated to tangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the acquisition. For purposes of the unaudited pro forma data, those allocations are based upon a purchase price allocation determined by management.

The unaudited pro forma combined condensed balance sheet is based on the Company's historical balance sheet and the financial statements of CCI appearing elsewhere in this report, and has been prepared to reflect the Company's acquisition of CCI as of January 31, 2005. The unaudited combined condensed pro forma statements of operations are based on the Company's historical statements of operations and the financial statements of CCI appearing elsewhere in this report, and combines the Company's results of operations and CCI for the nine months ended January 31, 2005 and the year ended April 30, 2004, as if the acquisition occurred on May 1, 2003. These pro forma unaudited combined condensed financial statements should be read in conjunction with the Company's historical financial statements and notes thereto, and the financial statements of CCI included elsewhere in this report.

                                         Charys Holding Company, Inc. and Subsidiaries
                                      Unaudited Pro Forma Combined Condensed Balance Sheet

                                                            Historic
                                               ---------------------------------------
                                                 Charys Holding
                                                 Company, Inc.      CCI Telecom, Inc.               Pro Forma
                                                                                        --------------------------------
                                                January 31, 2005    December 31, 2004      Adjustments        Combined
                                               ------------------  -------------------  ------------------  ------------
ASSETS
------
Current assets:
     Cash                                      $          37,749   $              -0-                       $    37,749
     Accounts receivable, net                             35,827            3,861,902   $      138,100 (a)    4,035,829
     Costs and estimated earnings in
        excess of billings on incomplete
        contracts                                            -0-            2,966,644           33,400 (a)    3,000,044
     Inventory                                               -0-              471,237         (371,200)(a)      100,037
     Other current assets                                474,718              387,558                           862,276
                                               ------------------  -------------------  ------------------  ------------
        Total current assets                             548,294            7,687,341            (199,700)    8,035,935

Property and equipment, net                               47,686            1,845,890       (845,900)(a,c)    1,047,676
Goodwill                                                     -0-            1,058,601        1,788,600 (b)    2,847,201
Other non-current assets                                  57,375              123,125                           180,500
                                               ------------------  -------------------  ------------------  ------------

                                               $         653,355   $       10,714,957   $         743,000   $12,111,312
                                               ==================  ===================  ==================  ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------
Current liabilities:
     Line of credit obligation                 $             -0-   $        4,450,000                       $ 4,450,000
     Accounts payable and accrued liabilities          2,472,420            3,335,080   $    403,705 (a,b)    6,211,205
     Billings in excess of costs and
        estimated earnings on incomplete
        contracts                                            -0-              505,477                           505,477
     Current debt/capital lease obligations              357,201              598,028         (81,777) (c)      873,452
                                               ------------------  -------------------  ------------------  ------------

        Total current liabilities                      2,829,621            8,888,585             321,928    12,040,134
                                               ------------------  -------------------  ------------------  ------------

Non-current debt/capital lease obligations               250,000            2,180,367       (881,923)  (c)    1,548,444
                                               ------------------  -------------------  ------------------  ------------

Stockholders' equity (deficit):
     Preferred stock                                       1,000                  -0-                             1,000
     Common stock                                          5,113              180,000      (179,051) (a,b)        6,062
     Additional paid-in-capital                        2,277,997            3,378,727    (2,430,676) (a,b)    3,226,048
     Accumulated deficit                              (4,710,376)          (3,912,722)      3,912,722  (a)   (4,710,376)
                                               ------------------  -------------------  ------------------  ------------
        Total stockholders' deficit                   (2,426,266)            (353,995)          1,302,995    (1,477,266)
                                               ------------------  -------------------  ------------------  ------------

        Total liabilities and stockholders'
          deficit                              $         653,355   $       10,714,957   $         743,000   $12,111,312
                                               ==================  ===================  ==================  ============


See accompanying notes to unaudited pro forma combined condensed financial statements.

                                  Charys Holding Company, Inc. and Subsidiaries
                            Unaudited Pro Forma Combined Condensed Statement of Operations


                                                     Historic
                                     ---------------------------------------
                                       Charys Holding
                                       Company, Inc.      CCI Telecom, Inc.           Pro Forma
                                       9 Months Ended      9 Months Ended     --------------------------
                                      January 31, 2005    December 31, 2004   Adjustments     Combined
                                     ------------------  -------------------  ------------  ------------
Net revenues                         $       3,925,228   $       14,025,288                 $17,950,516
Cost of revenues                             2,456,907           11,310,865                  13,767,772
                                     ------------------  -------------------  ------------  ------------

Gross profit                                 1,468,321            2,714,423                   4,182,744

General and administrative expenses          2,158,303            3,515,896                   5,674,199

Other income (expense), net                        -0-             (345,164)                   (345,164)
                                     ------------------  -------------------  ------------  ------------

Net loss before income tax                    (689,982)          (1,146,637)                 (1,836,619)

Provision for income tax                           -0-                4,310                       4,310
                                     ------------------  -------------------  ------------  ------------

Net loss                             $        (689,982)  $       (1,150,947)  $        -0-  $(1,840,929)
                                     ==================  ===================  ============  ============

Per share data - basic and diluted:
    Net loss                         $           (0.14)                                     $     (0.32)
                                     ==================                                     ============
    Weighted average common
      shares outstanding                     4,889,543                                        5,838,623
                                     ==================                                     ============


See accompanying notes to unaudited pro forma combined condensed financial statements.

                  Charys Holding Company, Inc. and Subsidiaries
         Unaudited Pro Forma Combined Condensed Statement of Operations


                                                    Historic
                                     ---------------------------------------
                                       Charys Holding
                                       Company, Inc.      CCI Telecom, Inc.           Pro Forma
                                       9 Months Ended      9 Months Ended     --------------------------
                                      January 31, 2005    December 31, 2004   Adjustments     Combined
                                     ------------------  -------------------  ------------  ------------
Net revenues                         $       3,925,228   $       14,025,288                 $17,950,516
Cost of revenues                             2,456,907           11,310,865                  13,767,772
                                     ------------------  -------------------  ------------  ------------

Gross profit                                 1,468,321            2,714,423                   4,182,744

General and administrative expenses          2,158,303            3,515,896                   5,674,199

Other income (expense), net                        -0-             (345,164)                   (345,164)
                                     ------------------  -------------------  ------------  ------------

Net loss before income tax                    (689,982)          (1,146,637)                 (1,836,619)

Provision for income tax                           -0-                4,310                       4,310
                                     ------------------  -------------------  ------------  ------------

Net loss                             $        (689,982)  $       (1,150,947)  $        -0-  $(1,840,929)
                                     ==================  ===================  ============  ============

Per share data - basic and diluted:
     Net loss                        $           (0.14)                                     $     (0.32)
                                     ==================                                     ============
     Weighted average common
        shares outstanding                   4,889,543                                        5,838,623
                                     ==================                                     ============


See accompanying notes to unaudited pro forma combined condensed financial statements.

                             Charys Holding Company, Inc. and Subsidiaries
                     Unaudited Pro Forma Combined Condensed Statement of Operations


                                                   Historic
                                     --------------------------------------
                                      Charys Holding
                                       Company, Inc.     CCI Telecom, Inc.          Pro Forma
                                      12 Months Ended     12 Months Ended    --------------------------
                                      April 30, 2004      March 31, 2004     Adjustments     Combined
                                     -----------------  -------------------  ------------  ------------
Net revenues                         $      4,700,132   $       16,689,194                 $21,389,326
Cost of revenues                            3,222,502           14,533,557                  17,756,059
                                     -----------------  -------------------  ------------  ------------

Gross profit                                1,477,630            2,155,637                   3,633,267

General and administrative expenses         3,887,052            3,853,877                   7,740,929

Other income (expense), net                       -0-             (734,072)                   (734,072)
                                     -----------------  -------------------  ------------  ------------

Net loss before income tax                 (2,409,422)          (2,432,312)                 (4,841,734)

Provision for income tax                            0              357,178                     357,178
                                     -----------------  -------------------  ------------  ------------

Net loss                             $     (2,409,422)  $       (2,789,490)  $        -0-  $(5,198,912)
                                     =================  ===================  ============  ============

Per share data - basic and diluted
     Net loss                        $          (0.53)                                     $     (0.95)
                                     =================                                     ============
     Weighted average common
       shares outstanding                   4,527,161                                        5,476,241
                                     =================                                     ============


See accompanying notes to unaudited pro forma combined condensed financial statements.

                  Charys Holding Company, Inc. and Subsidiaries
      Notes to Unaudited Pro Forma Combined Condensed Financial Statements


1.   Pro Forma Adjustments:

     (a) Represents net adjustments relating to the fair value assessment and allocation of CCI assets purchased and liabilities assumed by the Company.

     (b) Represents effects of the excess of purchase price over net assets acquired, as follows (in thousands):

Common stock issued as consideration          $    763
CCI bank debt assumed                            6,198
Common stock issued for acquisition services       186
Accrued acquisition costs                          405
                                              ---------

Total CCI purchase price                         7,552
CCI net assets acquired                         (4,705)
                                              ---------

Goodwill                                      $  2,847
                                              =========

     (c) Included in the adjustment for property and equipment is a decrease of $1,170,000 for land and building acquired in a separate transaction from a company related to CCI by common ownership. Capital lease obligations of $963,700 relating to this property have also been decreased. The lease had been accounted for by CCI as a capital lease due to the nature of the lease terms. See the financial statements for CCI included elsewhere in this report for further details. These adjustments reflect the Company's intent at the time of the CCI acquisition to sell and lease back the property as an operating lease. The Company does not believe these pro forma balance sheet adjustments have any material corresponding effect on the accompanying pro forma statements of operations.


2.  Per  Share  Information:

Basic and diluted net loss per share for the nine months ended January 31, 2005 and year ended April 30, 2004 were computed using the historic weighted average shares of the Company's outstanding stock, plus 949,080 shares issued as a result of the CCI acquisition for both purchase consideration and acquisition related services.

                          Independent Auditors' Report

To the Board of Directors
CCI Telecom, Inc. and Subsidiaries
San Antonio, Texas

We have audited the accompanying consolidated balance sheet of CCI Telecom, Inc. and Subsidiaries as of March 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of CCI Telecom, Inc. and Subsidiaries for the year ended March 31, 2003, were audited by other auditors whose report, dated August 8, 2003 and November 24, 2003 expressed an unqualified opinion on those statements. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

In our opinion, the 2004 consolidated financial statements present fairly, in all material respects, the financial position of CCI Telecom, Inc. and Subsidiaries as of March 31, 2004, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 15 to the consolidated financial statements, the Company has suffered recurring losses from operations and is subject to call by its major lender on debt which has matured as of January 21, 2005, if the maturity date is not extended. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 15. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Padgett, Stratemann & Co., L.L.P.
Certified Public Accountants
January 31, 2005

                         Report of Independent Auditors


Board of Directors
CCI Telecom, Inc. and Subsidiaries

We have audited the consolidated balance sheet of CCI Telecom, Inc. and Subsidiaries as of March 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of CCI Contemporaneo Internacional Inversiones, C.A., a wholly owned subsidiary, whose statements reflect total assets of $343,645 as of March 31, 2003, and total revenues of $551,971 for the year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for CCI Contemporaneo Internacional Inversiones, C.A., is based solely on the report of the other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CCI Telecom, Inc. and Subsidiaries at March 31, 2003, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

                                                       /s/ Ernst & Young LLP


August 8, 2003, except for paragraph 2 of Note 7, as to which the date is November 24, 2003

                       CCI TELECOM, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                            March 31, 2004 and 2003

                                     Assets


CURRENT ASSETS                                           2004         2003
                                                      -----------  -----------

Cash and cash equivalents                             $   216,736  $   324,825
Receivables:
  Trade - less allowance for doubtful accounts
    of $168,000 ($100,000 in 2003)                      5,631,499    2,968,816
  Retainage                                               297,369      420,364
  Affiliate                                                 8,248        1,000
  Employees and other - less allowance for doubtful
    accounts of $60,000 ($0 in 2003)                        6,679       75,665
Costs and estimated earnings in excess of
  billings on incomplete contracts                      2,442,227    3,978,880
Deferred income tax                                             -       43,228
Inventory                                                 458,591      416,170
Income tax receivable                                           -      127,102
Prepaid expenses                                          130,636      240,002
                                                      -----------  -----------

        Total current assets                            9,191,985    8,596,052
                                                      -----------  -----------

PROPERTY, PLANT, AND EQUIPMENT

Equipment                                               2,434,056    2,396,978
Automobiles and trucks                                    447,767      459,628
Furniture and fixtures                                    257,203      310,190
Office and warehouse                                    1,723,860    1,723,860
Leasehold improvements                                    261,682      313,949
                                                      -----------  -----------

                                                        5,124,568    5,204,605
Less accumulated depreciation and amortization          2,880,123    2,543,573
                                                      -----------  -----------

        Net property, plant, and equipment              2,244,445    2,661,032
                                                      -----------  -----------

OTHER ASSETS

Goodwill - net                                          1,058,601    1,051,162
Investment in Optasite                                          -      100,000
Deferred income tax                                             -      298,529
Deposits and other assets                                  15,625      104,988
                                                      -----------  -----------

        Total other assets                              1,074,226    1,554,679
                                                      -----------  -----------

                                                      $12,510,656  $12,811,763
                                                      ===========  ===========

Notes to consolidated financial statements form an integral part of these statements.

                      Liabilities and Stockholders' Equity

CURRENT LIABILITIES                                    2004         2003
                                                    -----------  -----------

Notes payable - line of credit                      $ 4,836,171  $ 4,327,000
Current maturities of long-term debt                  2,107,647      768,489
Current portion of capitalized lease obligations        143,508      181,235
Payables:
  Trade                                               2,934,372    1,879,191
  Retainage                                             236,275      419,619
Billings in excess of costs and estimated
  earnings on incomplete contracts                      434,187      104,357
Accrued liabilities                                      32,517      118,719
                                                    -----------  -----------

         Total current liabilities                   10,724,677    7,798,610
                                                    -----------  -----------




LONG-TERM LIABILITIES

Long-term debt - less current maturities                 24,967      410,694
Long-term portion of capitalized lease obligations      964,060    1,136,017
                                                    -----------  -----------

         Total long-term liabilities                    989,027    1,546,711
                                                    -----------  -----------

         Total liabilities                           11,713,704    9,345,321



STOCKHOLDERS' EQUITY                                    796,952    3,466,442
                                                    -----------  -----------

                                                    $12,510,656  $12,811,763
                                                    ===========  ===========

Notes to consolidated financial statements form an integral part of these statements.

                  CCI TELECOM, INC. AND SUBSIDIARIES

                 Consolidated Statements of Operations

                  Years Ended March 31, 2004 and 2003


                                                2004          2003
                                            ------------  ------------

Construction revenue                        $16,689,194   $20,303,728
Cost of construction                         14,533,557    16,136,639
                                            ------------  ------------

     Gross profit                             2,155,637     4,167,089
Operating expenses                            3,191,826     3,691,294
                                            ------------  ------------

     Operating gain (loss)                   (1,036,189)      475,795
                                            ------------  ------------

Other income (expense):
  Loss on sale of assets                        (23,520)            -
  Interest expense                             (348,710)     (420,001)
  Depreciation and amortization                (662,051)     (624,998)
  Impairment of investment in Optasite         (100,000)     (408,746)
  Miscellaneous income                           30,250       144,492
  Noncash foreign currency translation loss           -      (193,742)
  Foreign currency transaction gain                   -        46,937
  Impairment of CCI-Venezuela operations       (130,164)            -
  Financing costs                              (161,928)            -
                                            ------------  ------------

                                             (1,396,123)   (1,456,058)
                                            ------------  ------------

     Loss before income tax                  (2,432,312)     (980,263)

Income tax expense - deferred                   357,178             -
                                            ------------  ------------

     Net loss                               $(2,789,490)  $  (980,263)
                                            ============  ============

Notes to consolidated financial statements form an integral part of these statements.

                       CCI TELECOM, INC. AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity

                      Years Ended March 31, 2004 and 2003



                                Common Stock
                           -----------------------  Additional    Retained
                                                      Paid-In      Earnings
                             Shares      Amount       Capital     (Deficit)       Total
                           ----------  -----------  -----------  ------------  ------------

Balance at March 31, 2002  18,000,000  $   180,000  $ 3,258,727  $ 1,007,978   $ 4,446,705

Net loss - year ended
  March 31, 2003                    -            -            -     (980,263)     (980,263)
                           ----------  -----------  -----------  ------------  ------------

Balance at March 31, 2003  18,000,000      180,000    3,258,727       27,715     3,466,442

Warrants issued                     -            -      120,000            -       120,000

Net loss - year ended
  March 31, 2004                    -            -            -   (2,789,490)   (2,789,490)
                           ----------  -----------  -----------  ------------  ------------

Balance at March 31, 2004  18,000,000  $   180,000  $ 3,378,727  $(2,761,775)  $   796,952
                           ==========  ===========  ===========  ============  ============

Notes to consolidated financial statements form an integral part of these statements.

                       CCI TELECOM, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                      Years Ended March 31, 2004 and 2003


                                                      2004         2003
                                                  ------------  -----------

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                          $(2,789,490)  $ (980,263)
                                                  ------------  -----------

Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
    Depreciation and amortization                     662,051      624,998
    (Gain) loss on sale of equipment                   23,520      (20,382)
    Impairment of investment in Optasite              100,000      408,746
    Impairment of CCI-Venezuela                       123,128            -
    Changes in:
      Receivables                                  (2,477,950)   3,581,612
      Costs and estimated earnings in excess of
        billings on incomplete contracts            1,536,653     (650,977)
      Inventory                                       (42,421)     (69,985)
      Income tax receivable                           127,102       62,649
      Prepaid expenses                                109,366      (39,752)
      Deferred income tax                             341,757       43,729
      Other assets                                     (8,987)      24,883
      Payables                                        871,837      (94,711)
      Billings in excess of costs and estimated
        earnings on incomplete contracts              329,830     (163,551)
      Accrued liabilities                             (87,472)    (271,969)
      Advances on contracts                                 -     (220,379)
      Other long-term liabilities                           -       (7,313)
                                                  ------------  -----------

          Total adjustments                         1,608,414    3,207,598
                                                  ------------  -----------

          Net cash provided by (used in)
            operating activities                   (1,181,076)   2,227,335
                                                  ------------  -----------

Notes to consolidated financial statements form an integral part of these statements.

                                                         2004          2003
                                                      -----------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                  $ (266,234)  $  (282,787)
Proceeds from sale of equipment                           21,000       109,826
                                                      -----------  ------------

        Net cash used in investing activities           (245,234)     (172,961)
                                                      -----------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit                             509,171    (1,558,000)
Borrowings on long-term debt                           1,708,333             -
Payments on long-term debt                              (689,599)     (733,192)
Principal payments on capitalized lease obligations     (209,684)     (217,543)
                                                      -----------  ------------

        Net cash provided by (used in)
          financing activities                         1,318,221    (2,508,735)
                                                      -----------  ------------

        Net decrease in cash and cash equivalents       (108,089)     (454,361)



Cash and cash equivalents at beginning of year           324,825       779,186
                                                      -----------  ------------

Cash and cash equivalents at end of year              $  216,736   $   324,825
                                                      ===========  ============

                       CCI Telecom, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements


1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements include the accounts of CCI Telecom, Inc. (the "Parent") and its domestic and foreign subsidiaries (collectively, the "Company"). Significant intercompany transactions and balances have been eliminated in consolidation.
The Company derives substantially all of its revenue as a general contractor for private enterprises throughout North, Central, and South America. Substantially all of the Company's receivables are from customers located in the United States.

The Company's wholly owned consolidated subsidiaries and their principal lines of business are as follows:

Contemporary Constructors, Inc. ("Contemporary") was incorporated under the laws of Texas on September 13, 1978. On November 30, 2000, Contemporary effected a reorganization in which Contemporary became a wholly owned subsidiary of the Parent, a holding company incorporated under the laws of Nevada. Contemporary currently has offices in San Antonio, Dallas, and Houston, Texas.

Effective January 17, 2001, the Company completed a strategic acquisition of a Massachusetts telecommunications outsourcing company. The Company acquired all of the outstanding shares of stock of Berkshire Wireless, Inc. ("BWI") in exchange for 2.7 million shares of the Parent's common stock.

CCI Integrated Solutions, Inc. ("ISI"), a wholly owned subsidiary, was incorporated under the laws of Texas in October 2000 to provide wireless, broadband, and microwave networking services under the Company division name CCI Technical Services. Up to March 31, 2001, the Company operated its wireless networking business as a division of Contemporary. Effective January 1, 2004, the Company, under ISI, acquired the assets and assumed the liabilities of Voice/Data Solutions of San Antonio, LLC, ("VDS") for book value. VDS was providing services of structured network cabling and phone system sales and service. This Company division is now operating under the name CCI Systems Services.

The companies derive substantially all of their revenues by providing outsourcing services to the telecommunications, information systems, and radar industries, primarily through the deployment of networks throughout North, Central, and South America.

CCI Contemporaneo Internacional Inversiones, C.A. ("CCI-Venezuela"), a wholly owned subsidiary of Contemporary, was incorporated under the laws of the Republic of Venezuela on November 12, 1992 as a telecommunications outsourcing services provider operating primarily in Venezuela and performing contracts for private and governmental enterprises. There were no revenues from operations during the year ended March 31, 2004 and operating expenses approximated $50,000 ($550,000 revenue and net loss of $242,000 in 2003). Net assets of CCI-Venezuela, excluding intercompany receivables, approximated $123,000 at March 31, 2004 and have been expensed as impaired as of March 31, 2004 due to the Company's current inactivity. The Company will consider future work opportunities for CCI-Venezuela on a case-by-case basis.

CCI - Chile S.A. ("CCI-Chile"), a wholly owned subsidiary of Contemporary, was incorporated under the laws of the Republic of Chile on May 31, 1996 as an outsourcing services provider operating primarily in Chile. CCI-Chile did not have significant assets or liabilities as of March 31, 2004 and 2003 or operating activities during the two years ended March 31, 2004 and is inactive at that date.

CDR Do Brazil Ltda. ("CCI-Brazil") was formed under the laws of Brazil during the year ended March 31, 1998. Contemporary acquired 100% ownership of this subsidiary during 1999. CCI-Brazil did not have significant assets or liabilities as of March 31, 2004 and 2003 or operating activities during the two years ended March 31, 2004 and is inactive at that date.

Contemporary Constructors International de Mexico, S.A. de C.V. ("CCI-Mexico"), a wholly owned subsidiary of Contemporary, was formed under the laws of Mexico on September 11, 1998. CCI-Mexico did not have significant assets or liabilities as of March 31, 2004 and 2003 or operating activities during the two years ended March 31, 2004 and is inactive at that date.

U.S. cash balances maintained at each financial institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the industry. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A summary of the significant accounting policies followed by the Company in the accompanying consolidated financial statements is set forth below:

CASH  EQUIVALENTS

Cash equivalents for purposes of the consolidated statements of cash flows are all highly liquid investment instruments purchased with a maturity of three months or less.

ACCOUNTS  RECEIVABLE

The allowance for doubtful accounts is established as losses are estimated to have occurred through a provision for bad debts charged to earnings. Losses are charged against the allowance when management believes the uncollectibility of a receivable is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for doubtful accounts is evaluated on a regular basis by management and is based on historical experience and specifically identified questionable receivables. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

INVENTORY

Inventory is stated at the lower of cost or market. Cost is determined using the average cost method. Inventory is primarily composed of supplies and materials for use in the deployment of telecommunications installations.

CONSTRUCTION  INCOME

Construction income is recognized on the percentage-of-completion method, whereby recognition of earnings on contracts in progress is calculated based on the ratio of cost incurred to date to total expected cost to be incurred on each contract. Contract costs include all direct material, labor, subcontract, travel, equipment costs, and related payroll taxes and insurance expense. Changes in job performance, job conditions, estimated profitability, and warranty work, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Contract losses, if any, are recognized fully when they are determined.

PROPERTY,  PLANT,  AND  EQUIPMENT

Property, plant, and equipment are stated at cost. Depreciation and amortization are calculated on the straight-line and accelerated methods based on the following estimated useful lives: equipment - 5 to 7 years; automobiles and trucks - 5 years; furniture and fixtures - 5 to 7 years; and office and warehouse - 20 years. Accumulated depreciation includes amortization applicable to assets acquired under capital leases.

GOODWILL  -  NET

Goodwill represents the excess of acquisition cost over the assigned fair market value of the assets acquired, less liabilities assumed. Goodwill related to the BWI acquisition in 2001 of $1,051,162, is shown net of accumulated amortization of $150,166.

The acquisition of the assets and the assumption of the liabilities from VDS were done at book value which approximated market value. Goodwill was increased by $7,439 during the year ended March 31, 2004, for certain costs related to the acquisition.

The Financial Accounting Standards Board ("FASB") Statement No. 142, Goodwill and Other Intangible Assets, addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of Statement No. 142 became effective January 1, 2002. The Company adopted this statement at that date. This statement is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. For purposes of goodwill impairment measurement, the Company is required to compare the fair value of the reporting unit with its carrying amount (net equity), including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. The Company defines all of its U.S. domestic entities as one reporting unit. The Company has completed its impairment review and recorded no impairment charges in its consolidated financial statements.

However, the Company is exposed to the possibility that changes in market conditions could result in significant impairment charges in the future.

INVESTMENT

The Company acquired an investment in Optasite, Inc. ("Optasite") as a part of the assets acquired during the BWI purchase. Optasite develops products and services targeted to the wireless communication industry for enhanced facilities management. During the year ended 2003, the Company reduced the carrying value of this investment by $408,746 due to economic conditions that permanently reduced the market value of the investment. During the year ended March 31, 2004, Optasite acquired additional capital significantly reducing the Company's percentage ownership. Due to the Company's reduced percentage ownership and economic conditions that permanently reduced the market value of this investment, the Company reduced the carrying value of this investment by the remaining $100,000 during the year ended March 31, 2004. Therefore, there was no carrying value at March 31, 2004.

DEFERRED  INCOME  TAX

Deferred income tax is provided for U.S. federal income tax and the income tax component of U.S. state taxes for temporary differences in reporting income and expenses for financial statement purposes arising from differences in the methods of accounting for contract claims, depreciation, and certain accrued liabilities. For tax purposes, contract claim revenue is recognized when received and for financial statement purposes when accrued. Depreciation expense is calculated for tax purposes on accelerated methods and on the straight-line and accelerated methods for financial statement purposes. Certain accrued liabilities are expensed when paid for tax purposes and when accrued for financial statements purposes.

STOCK-BASED  COMPENSATION

The Company has adopted Statement of Financial Accounting Standard No. 123 ("SFAS No. 123"), Accounting for Stock Based Compensation, and SFAS No. 148, as amended, and elected to use the intrinsic value method in accounting for its stock option plan. Accordingly, no compensation cost has been recognized in the consolidated financial statements for this plan. The pro forma effects on net income of fair value accounting for compensation costs related to options would not be material.

SUBSIDIARY  FINANCIAL  STATEMENTS
Certain subsidiary financial statements were translated to U.S. dollars as the accounts are maintained in the currency of the country of incorporation in accordance with local laws.

CCI-Venezuela has adopted the U.S. dollar as its functional currency. Under this translation method, nonmonetary assets and liabilities and stockholders' equity are translated at historical exchange rates and monetary assets and liabilities are translated at the year-end exchange rates of Bs. 1600 to U.S.
$1.00 at March 31, 2003. Income and expense items, except those affected by nonmonetary items, are translated at the average exchange rate for the year of Bs. 1397.81 to U.S. $1.00 for 2003. There were no significant translations during the year ended March 31, 2004.

2.   COSTS AND ESTIMATED EARNINGS ON INCOMPLETE CONTRACTS AND BACKLOG

Costs and estimated earnings on all contracts and backlog information at March 31, 2004 are as follows:

Amended contract amount                    $44,270,235
Revenue recognized to date                  39,393,631
                                           -----------

Unearned contract amount - backlog         $ 4,876,604
                                           ===========

Cost to date                               $34,022,822
Estimated cost to complete                   3,928,451
                                           -----------

Estimated total cost                       $37,951,273
                                           ===========

Billings to date                           $37,385,591
                                           ===========

Costs and estimated earnings in excess of
  billings on incomplete contracts         $ 2,442,227
                                           ===========

Billings in excess of costs and estimated
  earnings on incomplete contracts         $   434,187
                                           ===========

3.   RELATED PARTY TRANSACTIONS

The Parent leases its office and warehouse facility under a capital lease agreement (note 7) from CCI Associates, a company affiliated through common ownership. The Company paid CCI Associates rent of $229,500 for the year ended March 31, 2004 ($209,000 in 2003) under the lease agreement. In conjunction with this agreement, the Company has guaranteed two notes for CCI Associates, with principal balances of approximately $1,022,000 at March 31, 2004 ($1,122,000 at March 31, 2003). The Company has accounted for this property as a capitalized lease and the related mortgages as capitalized lease obligations. At March 31, 2004, receivables from employees totaled approximately $60,000 ($46,625 in 2003). An allowance for doubtful accounts at March 31, 2004 has been recorded for the full amount of these receivables, as collection, except through payment of future bonuses, is not reasonably expected.

4.     OFFICER'S  LIFE  INSURANCE

The Company is the beneficiary of a term life insurance policy in the amount of $2,000,000 on the president of the Company.

5.     LONG-TERM  DEBT

LINE  OF  CREDIT

The Company had a revolving line of credit with a local bank which matured on May 24, 2004 with a borrowing base limited to the lesser of $6,500,000, or 80% of the aggregate amount of eligible accounts receivable and 50% of net costs and estimated earnings in excess of billings on incomplete contracts. Interest on the outstanding borrowings was based on prime plus 1.00% (4.00% and 5.25% at March 31, 2004 and 2003, respectively). Borrowings are collateralized by substantially all assets of the Company and unlimited guarantees by a stockholder the Company, the Parent, BWI, and ISI. The unused portion of the line of credit is subject to a 0.25% commitment fee, which is payable quarterly. The outstanding balance was $4,836,171 and $4,327,000 at March 31, 2004 and 2003, respectively. As of March 31, 2004, the remaining availability under the line of credit was approximately $0.

The revolving line of credit was renewed as of May 24, 2004 and again on September, 21, 2004 under the same terms as before, except the maximum was reduced to $5,000,000 and the interest rate was increased to prime plus 3%. The revolving line of credit matured on January 21, 2005.

The Company was required to maintain certain covenants with respect to assets and liabilities as well as debt-to-equity ratios through May 24, 2004. As of March 31, 2003, and through the period to May 24, 2004, the Company was not in compliance with certain covenants. The financial institution amended the debt covenant requirements as part of the renewal of the revolving line of credit on May 25, 2004.

WARRANT  PAYABLE

In connection with the refinancing of the line of credit above, the bank received a warrant for 947,368 shares of the Company's stock with an exercise price of $.01 per share. The warrant was valued at $120,000 at March 31, 2004, based on the estimated value of the Company and is included in additional paid-in capital, and was expensed as financing costs during the year ended March 31, 2004.

LONG-TERM  LOAN

The Company has a $2,500,000 four-year term loan with the same bank which matured on September 29, 2004. The term loan bears interest at prime plus 1.00% and is due in monthly installments of $52,083 plus interest. The term loan is secured by the assets of the Company. The outstanding balance under the term loan at March 31, 2004 and 2003 was $1,968,750 and $990,000, respectively, and the interest rate was 7.75%. In November 2003, the Company borrowed an additional $1,500,000 from the same bank, which was added to the term loan, extending the maturity. On May 24, 2004 and September 21, 2004, the terms of the term loan were amended. The terms of the September 2004 renewal include monthly principal payments of $38,845 plus interest at prime plus 3%. The term loan matured on January 21, 2005 and, therefore, is included in current maturities of long-term debt in the accompanying consolidated financial statements.

Additional long-term debt consists of the following:


                          Annual     Interest      Payable         March 31,
Collateral             Installment     Rate        Through      2004      2003
---------------------  ------------  ---------  -------------  -------  --------
Louis H. Stumburg (A)  $      2,940         9%  December 2004  $ 2,940  $  5,879
FCGT (A)                     52,517         9%  December 2004   52,517   105,035
                                                               -------  --------

                                                               $55,457  $110,914
                                                               =======  ========


(A) Collateral consists of certain shares of Contemporary Constructors, Inc. Class C preferred, Class E preferred, and common stock.

In addition to the credit facilities and additional long-term debt noted above, the Company has various notes payable arising from vehicle and equipment purchases. These notes bear interest at varying rates, require monthly installments of principle and interest, are secured by vehicles and equipment, and are also personally guaranteed by a stockholder.

Aggregate maturities required on all long-term debt at March 31, 2004 are as follows:

Year ending March 31,
      2005             $2,107,647
      2006                 10,776
      2007                  8,740
      2008                  5,451
                       ----------

                       $2,132,614
                       ==========

Interest expense for the years ended March 31, 2004 and 2003 was $348,710 and $420,001, respectively.

6.   INCOME TAX

The Parent files a consolidated federal tax return with its U.S. subsidiaries, and the foreign subsidiaries file separate tax returns in their countries of incorporation.

Income tax differs from the amount which would be provided by applying the statutory income tax rates because of the following:

                                                           Years Ended
                                                            March 31,
                                                         2004        2003
Income tax benefit expected                          $ (936,441)  $(333,289)
Effect of foreign subsidiary earnings
  on expected income tax expense                              -      82,558
Nondeductible items and other permanent differences     313,739      59,546
Increase in valuation allowance                         979,880     191,185
                                                     -----------  ----------

                                                     $  357,178   $       -
                                                     ===========  ==========


The components of the balance of deferred income tax are as follows:

                                    March 31,
                                 2004       2003
                              --------------------

Total deferred tax assets     $1,781,627  $664,009
Less valuation allowance       1,171,065   191,185
                              ----------  --------

                                 610,562   472,824
Total deferred tax liability     610,562   131,067
                              ----------  --------

    Net deferred tax asset    $        -  $341,757
                              ==========  ========


During the years ended March 31, 2004 and 2003, the valuation allowance increased by $979,880 and $191,185, respectively.

There was no cash paid for income taxes during the years ended March 31, 2004 or 2003.

7.   CAPITALIZATION OF LEASES

The Company leases equipment, furniture and fixtures, and its office and warehouse facility under capital leases expiring in 2003 through 2011. The assets and liabilities under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the assets. The assets are amortized over their related lease terms.

Leased property under capital leases, by major classes, included in property, plant, and equipment are as follows:

                                                      March 31,
                                                   2004        2003
                                                ----------------------

Equipment                                       $  278,591  $  278,591
Furniture and fixtures                             229,190     229,190
Office and warehouse                             1,723,860   1,723,860
                                                ----------  ----------

                                                 2,231,641   2,231,641
Less accumulated depreciation and amortization     934,179     665,001
                                                ----------  ----------

                                                $1,297,462  $1,566,640
                                                ==========  ==========


Future minimum lease payments under capital leases together with the present value of the net minimum lease payments at March 31, 2004 are as follows:


Year ending March 31,
      2005             $  143,508
      2006                101,778
      2007                 86,498
      2008                 91,995
      2009                 91,995
   Thereafter             591,794
                       ----------

                       $1,107,568
                       ==========


8.   COMMITMENTS AND CONTINGENCIES

The Company leases office space, equipment, automobiles, and office equipment under cancellable and noncancellable operating leases expiring in various years through 2008. Rental expense for the year ended March 31, 2004 for these leases was $351,800 ($568,000 in 2003).

Future minimum lease payments under operating leases at March 31, 2004 are as follows:

Year ending March 31,
      2005             $172,735
      2006              131,603
      2007               68,594
      2008               12,663
                       --------

                       $385,595
                       ========


9.   MAJOR CUSTOMERS

Virtually all of the Company's construction revenue and trade receivables as of and for the years ended March 31, 2004 and 2003 were derived from customers with which the Company has recurring business relationships.

10.  STOCKHOLDERS' EQUITY

Stockholders'  equity  is  as  follows:

                                                                 March 31,
                                                             2004         2003
                                                         ------------------------
Common stock - $.01 par value; 25,000,000 shares
  authorized; 18,000,000 shares issued and outstanding   $   180,000   $  180,000
Preferred stock - $.01 par value; 25,000,000 shares
  authorized; no shares issued and outstanding                     -            -
Additional paid-in capital                                 3,378,727    3,258,727
                                                         ------------  ----------

                                                           3,558,727    3,438,727
Retained earnings (deficit)                               (2,761,775)      27,715
                                                         ------------  ----------

                                                         $   796,952   $3,466,442
                                                         ============  ==========


11.     EMPLOYEE  BENEFIT  PLANS

PROFIT  SHARING  PLAN

The Parent has a 401(k) plan which covers substantially all employees over age 21 who have completed one year of service. Contributions to the plan are at the discretion of the Board of Directors. The plan is administered by a third party. The Parent did not contribute to the plan in 2004 and 2003.

STOCK  OPTION  PLAN

The Board of Directors adopted the CCI Telecom, Inc. 2001 Stock Incentive Plan ("Option Plan") to provide qualified incentive stock options and nonqualified stock options to key employees, members of the Board of Directors, and consultants or independent advisors. A total of 2,000,000 shares of common stock had been reserved under the Option Plan at March 31, 2001.

The Parent has the right of first refusal with respect to any proposed disposition of any shares issued under the plan. The options are granted at 100% of the fair market value at the date of grant. The options currently outstanding vest and become exercisable at a rate of 33 1/3% of the optioned shares in each of the three years following the date of grant.

                                                  March 31,
                                         2004                 2003
                                  -------------------------------------------

                                            WEIGHTED-             Weighted-
                                             AVERAGE               Average
                                             EXERCISE              Exercise
                                  OPTIONS     PRICE     Options     Price
                                  --------  ----------  --------  -----------

Outstanding at beginning of year  609,500   $     0.50  689,000   $     0.50
Granted                                 -            -        -            -
Exercised                               -            -        -            -
Forfeited                          (5,000)           -  (79,500)        0.50
                                  --------  ----------  ---------  ---------

Outstanding at end of year        604,500   $     0.50  609,500   $     0.50
                                  ========  ==========  =========  =========

Exercisable at end of year        604,500   $     0.50  406,333   $     0.50
                                  ========  ==========  =========  =========


12.  NONCASH INVESTING AND FINANCING ACTIVITIES

The consolidated statements of cash flows do not reflect the following noncash investing and financing activities:

     - The VDS assets were acquired and partially financed by issuance of notes to the seller and release of a note receivable from VDS totaling $37,092. Goodwill related to the transaction totaled $7,439.

     - Vehicles were purchased in the year ended March 31, 2004 with direct financing of $47,015.

     - A warrant was issued during the year ended March 31, 2004 for $120,000.

13.  IMPACT OF RECENT ACCOUNTING PRONOUNCEMENT

In May 2003, FASB issued SFAS No. 150, Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity. SFAS No. 150 requires certain financial instruments that embody obligations to the issuer and have characteristics of both liabilities and equity to be classified as liabilities. Many of these instruments were previously classified as equity or temporary equity and, as such, SFAS No. 150 represents a significant change in practice in the accounting for a number of mandatorily redeemable equity instruments and certain equity derivatives used in connection with share repurchase programs. The effective date for SFAS No. 150 has been delayed indefinitely.

While the Company has not yet completed its evaluation of the requirements of SFAS No. 150, the Company does not expect the adoption of SFAS No. 150 to have a significant impact on its operating results or financial position.

14.  PENDING ADOPTION OF ACCOUNTING STANDARD

In January 2003, FASB issued Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities ("VIE"). FIN 46 establishes standards for identifying a VIE and for determining under what circumstances a VIE should be consolidated with its primary beneficiary. The requirements of FIN 46 will apply to the Company for its year ending March 31, 2006.

Prior to FIN 46, a company generally included another entity in the company's financial statements only if it controlled the entity through ownership of the majority voting interests or the company met the definition of a special purpose entity under current accounting principles generally accepted in the United States of America. FIN 46 changes that by requiring a VIE be consolidated by a company if that company is the primary beneficiary as evidenced by being subject to a majority of the risk of loss from the VIE's activities or entitled to receive a majority of the entity's residual returns or both.

The entity, as discussed in note 3, would most likely met the definition of a VIE. However, the assets and liabilities which would be consolidated in accordance with the requirements of FIN 46 are already recorded in the accompanying consolidated financial statements as capital leases (see note 7). Therefore, the overall consolidated balance sheets would not significantly differ from that which is already presented.

15.  GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company incurred a net loss of $2,789,490 for the year ended March 31, 2004 and also incurred a net loss for the prior year. At March 31, 2004, current liabilities exceeded current assets by $1,532,692. In addition, certain debt instruments are subject to call by the lender as they matured on January 21, 2005 and have not been extended.

The Company is in the process of negotiating to merge with another company, which will provide additional working capital for the Company to operate its business. In conjunction with the merger negotiations, negotiations are also ongoing with the Company's bank to extend and/or extinguish certain Company debt. Should the merger not ultimately occur, Company management believes it can obtain sufficient working capital from other sources to continue its business operations.

16.  SUBSEQUENT EVENT

Subsequent to the end of the year, the Company entered into negotiations to merge with another company. The Company has received a letter of intent related to the merger and expects the transaction to be completed within the first quarter of 2005.

                       CCI Telecom, Inc. and Subsidiaries
              Unaudited Consolidated Condensed Statements of Operations


                                        Nine Months Ended December 31,
                                    ------------------------------------
                                          2004               2003
                                    -----------------  -----------------
Construction revenue                $     14,025,288   $     12,429,578
Cost of construction                      11,310,865         10,003,356
                                    -----------------  -----------------

Gross profit                               2,714,423          2,426,222
                                    -----------------  -----------------

Operating expenses                         2,999,493          1,939,262
Depreciation and amortization                516,403            495,744
Interest expense                             502,971            294,339
Other (income) expense, net                 (157,807)            11,498
                                    -----------------  -----------------

                                           3,861,060          2,740,843
                                    -----------------  -----------------

Net loss before income tax                (1,146,637)          (314,621)

Provision for income tax (benefit)             4,310            (35,105)
                                    -----------------  -----------------

Net loss                            $     (1,150,947)          (279,516)
                                    =================  =================


See notes to unaudited consolidated condensed statements of operations and cash flows.

                                 CCI Telecom, Inc. and Subsidiaries
                        Unaudited Consolidated Condensed Statements of Cash Flows


                                                                 Nine Months Ended December 31,
                                                             ------------------------------------
                                                                   2004               2003
                                                             ----------------  ------------------
Cash Flows from Operating Activities:
Net loss                                                     $    (1,150,947)  $        (279,516)
     Net adjustments to reconcile net loss to net cash
       provided (used) by operating activities                       406,044             495,744
     Net changes in operating assets and liabilities               1,383,614          (1,367,526)
                                                             ----------------  ------------------

       Net cash provided (used ) by operating activities             638,711          (1,151,298)
                                                             ----------------  ------------------

Cash Flows from Investing Activities:
     Purchase of property and equipment, net of sales                 (7,489)           (216,140)
                                                             ----------------  ------------------

       Net cash provided (used) by investing activities               (7,489)           (216,140)
                                                             ----------------  ------------------

Cash Flows from Financing Activities:
     Net proceeds (repayments) on debt obligations                  (847,958)          1,256,772
                                                             ----------------  ------------------

       Net cash provided (used) by financing activities             (847,958)          1,256,772
                                                             ----------------  ------------------

Net change in cash and cash equivalents                             (216,736)           (110,666)

Cash and cash equivalents, beginning of period                       216,736             324,825
                                                             ----------------  ------------------

Cash and cash equivalents, end of period                     $           -0-   $         214,159
                                                             ================  ==================


See notes to unaudited consolidated condensed statements of operations and cash flows.

                       CCI Telecom, Inc. and Subsidiaries
    Notes to Unaudited Consolidated Condensed Statements of Operations and Cash
                                      Flows


1.   Basis of Financial Statement Presentation

The accompanying unaudited consolidated condensed statements of operations and cash flows of CCI Telecom, Inc. and subsidiaries (the "Company") for the nine months ended December 31, 2004 and 2003 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and applicable rules of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The accompanying interim statements and notes referred to above should be read in conjunction with the financial statements and notes thereto included in the Company's audited financial statements for the years ended March 31, 2004 and 2003. Operating results for the nine months ended December 31, 2004 are not necessarily indicative of the results of the Company that may be expected in future periods.


2.  Subsequent  Event

On March 4, 2005, Charys Holding Company, Inc. ("Charys"), a publicly-traded company, acquired all outstanding shares of the Company in a triangular merger between Charys, Charys Acquistion (a wholly-owned subsidiary of Charys) and the Company. The transaction was accounted for by Charys in accordance with SFAS No. 141 "Business Combinations" as a purchase. See Charys' Current Report on Form 8-K filed on March 10, 2005 for further details relating to this transaction.